As filed with the Securities and Exchange Commission on October 17, 2022

Registration No. 333-262355

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

(REG. NO. 333-262355)

UNDER

THE SECURITIES ACT OF 1933

ROMEO POWER, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-2289787
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5560 Katella Avenue

Cypress, California 90630

(833) 467-2237

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Britton M. Worthen, Esq.

Vice President and General Counsel

Romeo Power, Inc.

5560 Katella Avenue

Cypress, California 90630

(833) 467-2237

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Not applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Romeo Power, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-3 (No. 333-262355) (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “SEC”) on January 26, 2022 and declared effective February 3, 2022, pertaining to the registration of up to $350,000,000 of the Company’s securities, which consists of any combination of: (a) shares of common stock, par value $0.0001 per share (“Common Stock”), (b) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (c) debt securities (“Debt Securities”), (d) warrants (“Warrants”), (e) rights to purchase Common Stock, Preferred Stock or the other securities (“Rights”), or (f) units comprised of one or more Debt Securities, Common Stock, Preferred Stock, Warrants or Rights in any combination thereof.

The Company is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove from registration the unsold securities of the Company pursuant to the above-referenced Registration Statement.

On October 14, 2022, pursuant to the terms of an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated July 30, 2022 by and among Nikola Corporation, a Delaware corporation (“Nikola”), J Purchaser Corp., a Delaware corporation and a wholly owned subsidiary of Nikola (“Offeror”) and the Company, Offeror merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Nikola (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance or resale but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of Phoenix, State of Arizona, on October 14, 2022.

ROMEO POWER, INC.
By:	/s/ Britton M. Worthen
Name: Britton M. Worthen
Title: Vice President and General Counsel

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.